Exhibit 99.1

For immediate release: 14th December, 2009

Andrew Barron appointed Chief Operating Officer of Virgin Media

Virgin Media (Nasdaq: VMED; LSE: VMED) has today announced that Andrew Barron has been appointed to the role of Chief Operating Officer. His appointment will take effect on 4th January 2010.

Andrew joined Virgin Media in March 2008. Since then he has led Virgin Media’s strategy development and, more recently, overseen a comprehensive reorganisation of the company’s customer operations and network teams.

Neil Berkett, CEO of Virgin Media, said, “I am delighted to announce Andrew’s appointment to this key role within the senior management team. His strong leadership has contributed significantly to Virgin Media’s growth agenda and I look forward to working with him in his new capacity to accelerate the company’s transformation into the most customer focused organisation in the industry.”

- Ends -

About Virgin Media

With almost 10 million customers, Virgin Media is the UK’s first quad-play provider of broadband, TV, phone and mobile.

The company is one of the largest residential broadband providers in the UK, using a unique fibre optic cable network to deliver next generation ultrafast internet access of up to 50Mb to just over half of all homes. Combined with a high speed ADSL service and mobile broadband products, Virgin Media is able to offer broadband internet access to virtually the entire country.

Virgin Media has the UK’s most advanced TV on demand service and is the only TV platform to carry BBC iPlayer. It is the second largest provider of pay TV, was the first to launch a high definition TV service and offers a high-specification, HD-ready V+ personal video recorder. The company operates the most popular virtual mobile network in the UK which, when launched, was the world’s first such mobile phone service. It is also one of the largest fixed-line home phone providers in the country.

Virgin Media also owns Virgin Media Television (VMtv) which runs seven entertainment channels, including Virgin1, LIVING, Bravo and Challenge. VMtv is a 50 per cent joint partner with BBC Worldwide in UKTV, which consists of ten channels including Dave, G.O.L.D., Watch and Alibi. Virgin Media Inc. is listed on the NASDAQ Stock Market and the London Stock Exchange (VMED). For more information, go to www.virginmedia.com

Media:

Emma Hutchinson:	+44 (0) 20 7299 5702/ emma.hutchinson@virginmedia.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk